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                                                                     Exhibit 4.4


                                 OMNICARE, INC.
                                STOCKPLUS PROGRAM


         1. PURPOSE. The purpose of the Program is to assist the Company in increasing the share ownership of Eligible Employees of the Company and to enable such Eligible Employees to acquire or increase a proprietary interest in the Company. Subject to the terms of the Program, Participants will be given the opportunity under the Program to purchase shares of Common Stock and be granted a Related Option.

         2. DEFINITIONS AND RULES OF CONSTRUCTION.

         (a) Definitions. For purposes of the Program, the following capitalized words shall have the meanings set forth below:

                  "Account" means an account established by the Company in accordance with Section 9 to record a Participant's Cash Contributions, Program Shares and Related Options.

                  "Account Balance" means, collectively, as of any date, the value of a Participant's Cash Account Balance, the number of Program Shares in a Participant's Account and the outstanding Related Options granted to the Participant.

                  "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time.

                  "Board" means the Board of Directors of Omnicare.

                  "Cash Account Balance" means, as of a given date, the sum of the Cash Contributions credited to a Participant's Account and not applied to the purchase of Program Shares.

                  "Cash Contribution" means, subject to the Program Limitations and a Participant's Total Contribution election for each Program Year, either (i) the dollar amount to be deducted from each paycheck received by a Participant during the Program Year provided that such amount shall not exceed the dollar amount of a Participant's after-tax pay or
         (ii) a Participant's Payment for that year.

                  "Change in Eligibility Status" has the meaning set forth in
         Section 8(c)(i).

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations promulgated thereunder.

                  "Committee" means the Compensation and Incentive Committee of the Board, or such other committee of the Board as may be designated by the Board.

                  "Common Stock" means the common stock, par value $1.00 per share, of Omnicare.

                  "Company" means (i) Omnicare and any successor thereto and
         (ii) each direct or indirect subsidiary of Omnicare of which Omnicare owns at least fifty percent of the total combined voting power of all of such subsidiary's classes of stock and any successor thereto.

                  "Compensation" means (i) for an exempt Eligible Employee, the Eligible Employee's annualized pre-tax base salary, excluding any bonus and commissions, (ii) for a non-exempt Eligible Employee, the Eligible Employee's annualized pre-tax pay based on his regularly scheduled workweek, including overtime, but excluding any bonus and commissions, and (iii) for a Non-Employee Director, an





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         amount not to exceed $20,000. The annualized pre-tax base salary or the annualized pre-tax pay, as applicable, will be determined for an Eligible Employee as of May 1, 2000 for the first Program Year and as of the January 1st immediately preceding the relevant Program Year for each Program Year thereafter, except that, in the case of an Eligible Employee who is not employed by the Company on the applicable determination date, the annualized pre-tax base salary or the annualized pre-tax pay, as applicable, will be determined as of the first day on which the individual is eligible to participate in the Program.

                  "Effective Date" means June 1, 2000.

                  "Eligible Employee" means any employee of the Company who, in the judgment of the Plan Administrator, is scheduled to work at least twenty hours per week on a regular basis and has performed services for the Company for a period of six months and any other individuals as may be designated from time to time by the Plan Administrator. In the event of a reduction of a Participant's hours below the twenty hour per week minimum, any corresponding Change in Eligibility Status shall be determined in accordance with the applicable provisions of the Omnicare, Inc. 401(k) Plan. Eligible Employee shall not include the following: (i) any individual who is characterized by the Company as an "independent contractor" or a "leased worker" regardless of whether or not such classification is substantially upheld by a court or governmental authority; (ii) any individual who is covered by a collective bargaining agreement; (iii) any individual whose employment contract, offer letter or similar agreement with the Company provides that such individual shall not be eligible to participate in the Program; and (iv) any individual who is employed in an employment category that the Plan Administrator determines is ineligible to participate in the Program.

                  "Enrollment Form" means a written, electronic or other form prescribed by the Plan Administrator and meeting the requirements of
         Section 6(b) pursuant to which an Eligible Employee or a Non-Employee Director elects to participate in the Program.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rulings and regulations promulgated thereunder.

                  "Fair Market Value" has the meaning set forth in Section 6(d)(ii).

                  "Financial Hardship" means the occurrence of any of the following which justifies the withdrawal of Program Shares prior to the expiration of the Share Holding Period: (i) tuition payments for post-secondary education of the Participant or his spouse or dependents incurred no more than four months before or after such Financial Hardship request; (ii) costs directly related to the purchase or construction of a Participant's principal residence; (iii) expenses for medical care previously incurred by a Participant or his spouse or dependents, or necessary for these persons to obtain such medical care, that are not reimbursed by the Participant's medical carrier; (iv) amounts necessary to prevent the eviction of a Participant from his principal residence or the need to prevent foreclosure on the mortgage of his principal residence; or (v) any other type of expenses that are deemed by the Plan Administrator and the Commissioner of the Internal Revenue Service through revenue rulings, notices and other administrative pronouncements of general applicability to constitute immediate and heavy financial burden for purposes of Section 401(k) of the Code.

                  "Human Resources" means the Omnicare Human Resources office.

                  "Long-Term Disability Status" has the meaning set forth in
         Section 8(c)(iii).

                  "Multiplier" means two, or such other number as may be approved by the Plan Administrator for all Participants or for a specified class or classes of Participants. More than one Multiplier may be in effect for different Participants or different classes of Participants for each Program Year.





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                  "Non-Employee Director" means a member of the Board who is not an employee of the Company.

                  "Omnicare" means Omnicare, Inc., a Delaware corporation, and any successor thereto.

                  "Option Grant Date" means the last day of the Purchase Period.

                  "Participant" means an Eligible Employee of the Company or a Non-Employee Director who has elected to participate in the Program in accordance with Section 6. A Participant includes any individual who has an Account Balance under the Program.

                  "Payment" means an amount of money provided to the Company by a Participant to be applied to the purchase of Program Shares for the Participant's Account, which must be received by Human Resources no later than the thirtieth day of the applicable Program Year in the form of a personal check, money order, wire transfer or such other method approved by the Plan Administrator; provided, however, that if such thirtieth day is not a business day, the payment must be received by the next following business day.

                  "Plan Administrator" means the principal Human Resources officer of Omnicare, the Treasurer of Omnicare or such other officer of the Company as may be delegated by the Committee from time to time and the delegate(s) of any such individual who shall be responsible for the general administration of the Program, except that with respect to Participants who are subject to Section 16 of the Exchange Act or
         Section 162(m) of the Code, the Committee shall be responsible for the administration of the Program.

                  "Program" means this Omnicare, Inc. StockPlus Program.

                  "Program Limitations" means, per Program Year, (i) in the case of an Eligible Employee, an amount not in excess of six percent of the Eligible Employee's Compensation applicable to such Program Year and
         (ii) in the case of a Non-Employee Director, an amount not to exceed $20,000.

                  "Program Shares" means the shares of Common Stock purchased by a Participant that are subject to the transfer restrictions set forth in Section 6(e).

                  "Program Year" means, unless the Plan Administrator determines otherwise, June 1, 2000 through January 31, 2000 and each twelve-month period commencing on each February 1st thereafter, prior to termination of the Program in accordance with Section 11.

                  "Purchase Period" means the day or period of days that the Program Administrator deems appropriate, typically one to two business days and not to exceed five business days, during which the Cash Account Balances of Participants are applied to the purchase of Program Shares. Unless the Plan Administrator determines otherwise, the Purchase Period for each Program Year shall begin on the fifth day of each May, August, November and February and continue for up to five business days; provided, however, that if such fifth day is not a business day, the Purchase Period shall begin the next following business day; and provided further that the first Program Year shall not provide for a Purchase Period in May and, therefore, shall provide for only three Purchase Periods.

                  "Quarterly Participation Period" means a period of three months ending on the last day of each of April, July, October and January during any part of which a Participant's Cash Contribution may be collected by the Company for the purpose of purchasing Program Shares; provided, however, that the first Program Year shall not provide for a Quarterly Participation Period ending in April, and the Quarterly Participation Period ending in July in the first Program Year shall consist of a period of approximately sixty days.

                  "Record Keeper" means any person appointed by the Plan Administrator (i) to maintain Program records and Participant Accounts,
         (ii) to hold the shares that remain subject to the Transfer restrictions described in Section 6(e), (iii) to purchase shares on behalf of the Program in the open market





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         or (iv) to whom authority under the Program is delegated, including a third-party administrator. Notwithstanding anything to the contrary, the person appointed pursuant to clause (iii) shall not be an Affiliate.

                  "Related Options" means the stock options granted to a Participant under the Stock Option Plans in connection with the Participant's purchase of Program Shares and which are subject to the vesting, forfeiture and other provisions of Section 7 and the relevant Stock Option Plan.

                  "Share Holding Period" means, with respect to a Program Share, the period beginning on the Option Grant Date related to such share and ending on the earliest to occur of (i) the second anniversary of such Option Grant Date, (ii) the date of a Change in Control, (iii) the date that a Participant's employment with the Company ends for any reason and (iv) such earlier date specified by the Plan Administrator.

                  "Stock Option Plans" means, collectively, the Omnicare, Inc. 1992 Long-Term Stock Incentive Plan, the Omnicare, Inc. 1998 Long-Term Employee Incentive Plan, as amended and in effect immediately prior to the Effective Date, and any other plan designated by the Plan Administrator for the grant of Related Options.

                  "Total Contribution" means, per Program year, (i) the percentage from one to six percent of a Participant's Compensation, in whole percentages, that a Participant has elected to have deducted from his Compensation over the course of the Program Year, (ii) the dollar amount of the percentage from one to six percent of a Participant's Compensation, in whole percentages, that a Participant has elected to provide to the Company through a Payment or (iii) the dollar amount not to exceed $20,000 that a Participant who is a Non-Employee Director has elected to provide to the Company through a Payment.

                  "Transfer" means to sell, assign, transfer, distribute, pledge, mortgage, encumber, otherwise dispose of or create an interest in any property.

         (b) Rules of Construction. Unless the context requires otherwise, the masculine form of a word shall be deemed to include the feminine and the singular form of a word shall be deemed to include the plural. Section references are, unless otherwise noted, to sections of the Program.

         (c) Stock Option Plans. Certain provisions of the Program are to be read in conjunction with the provisions of the Stock Option Plans. In the event of any discrepancy between the provisions of the Program concerning the Related Options and the provisions of the Stock Option Plans, the provisions of the applicable Stock Option Plan will prevail.

         3. ADMINISTRATION.

         (a) Generally. The Program shall be administered by the Plan Administrator. The Plan Administrator shall have full and final authority, in each case subject to and consistent with the provisions of the Program, (i) to establish rules and regulations for the administration of the Program, (ii) to construe and interpret the Program and the forms of award documents and to correct defects, supply omissions or reconcile inconsistencies therein, (iii) to make factual determinations in connection with the administration or interpretation of the Program and (iv) to make all other decisions or interpretations as the Plan Administrator may deem necessary or advisable for the administration of the Program. Any decision of the Plan Administrator in the administration of the Program shall be final and conclusive on all interested persons, and any benefit under the Program shall be granted and distributed only if the Plan Administrator decides in his discretion that the Participant is entitled to it at the time of such distribution. Notwithstanding the above, the grant of Related Options under the Program shall be made in accordance with the terms and provisions of the stock option agreement attached to the Enrollment Form and the applicable Stock Option Plan.

         (b) Reliance and Indemnification. The Plan Administrator shall be entitled to rely in good faith upon any report or other information furnished to him by the Company or from the financial, accounting, legal or other advisers of the Company. The Plan Administrator, and each officer, director or employee to whom the Plan





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Administrator delegates authority hereunder, shall not be liable for any determination or anything done or omitted to be done by him or any other such individual in connection with the Program, except for his own willful misconduct or as expressly provided by statute, and, to the extent permitted by law and the bylaws of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission. The provisions of this
Section 3(b) shall not apply to any third-party who is not an Affiliate.

         4. ELIGIBILITY. Each Eligible Employee and Non-Employee Director of the Company may participate in the Program by completing and filing with Human Resources an Enrollment Form in accordance with Section 6(b). A newly hired Eligible Employee may elect to participate in the Program at any time after the six-month anniversary of his date of hire by completing an Enrollment Form and filing it with Human Resources. A Non-Employee Director may elect to participate in the Program at any time after his appointment to the Board by completing an Enrollment Form and filing it with Human Resources. In the event that an Eligible Employee elects to have his Cash Contribution deducted from his paychecks, the Company shall begin deducting his Cash Contribution as soon as practicable following the date of enrollment. In the event that a Participant covenants to provide a Payment to the Company, the Company shall deposit such Payment in an Account for the Participant as soon as practicable following the receipt of the Payment.

         5. COMMON STOCK SUBJECT TO THE PROGRAM. Omnicare is authorized to issue up to 2.5 million shares of Common Stock as Program Shares under the Program. Such shares of Common Stock may be (i) newly issued shares, (ii) reacquired shares held in the treasury of Omnicare, (iii) shares held in an employee benefit trust or similar arrangement which the Committee designates as a source of shares in the Program and (iv) shares purchased by the Record Keeper in the open market on behalf of the Program. Shares of Common Stock issued in connection with the Related Options shall not be subject to the limit set forth above but shall be subject to any applicable limit in the Stock Option Plan pursuant to which the Related Options are granted.

         6. PURCHASES OF PROGRAM SHARES.

         (a) Program Years. The Program shall be implemented by consecutive (but not concurrent) Program Years. The Plan Administrator shall have the authority to delay the start of a Program Year, to curtail, suspend or terminate a Program Year, or to cancel the start of one or more Program Years during the term of the Program with respect to some or all of the Participants. In addition, the Plan Administrator may curtail, suspend or terminate one or more Quarterly Participation Periods or cancel the start of one or more Quarterly Participation Periods related to a Program Year with respect to some or all of the Participants. If the Plan Administrator suspends or terminates a Program Year or a Quarterly Participation Period, the Plan Administrator may (i) apply the Participant's Cash Account Balance to the purchase of Program Shares during the next applicable Purchase Period, (ii) as promptly as practicable, remit to the Participant the Participant's Cash Account Balance or (iii) undertake a combination of the actions described in clauses (i) and (ii) in accordance with procedures established by the Plan Administrator for this purpose.

         (b) Elections. An Eligible Employee or a Non-Employee Director shall become a Participant by completing an Enrollment Form pursuant to which the Eligible Employee or the Non-Employee Director (i) specifies his Total Contribution election subject to the Program Limitations, (ii) either authorizes the Company to deduct the Eligible Employee's Cash Contribution from his paychecks over the course of the Program Year or covenants to provide a Payment to the Company in an amount equal to his Total Contribution, (iii) authorizes the Company to apply his Cash Account Balance to the purchase of Program Shares,
(iv) agrees not to Transfer any Program Shares during the Share Holding Period applicable to such Program Shares, (v) consents to the terms of the Program, the terms of the Related Options, and the terms of the stock option agreement attached to the Enrollment Form and (vi) consents to such other terms and conditions as the Plan Administrator deems necessary or advisable. Unless the Plan Administrator determines otherwise, an Enrollment Form shall be effective as soon as practicable following timely receipt of the Enrollment Form or as otherwise provided in Section 4.

         (c) Cash Contribution.

         (i) A Participant shall specify on his Enrollment Form, subject to the Program Limitations, the Total Contribution that shall either be deducted from his Compensation over the course of the Program





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     Year or provided to the Company by the Participant through a Payment. In the event that a Participant elects to provide his Total Contribution to the Company through a Payment, such amount shall be provided to the Company in accordance with Section 12(k).

         (ii) The complete Enrollment Form shall be deemed to be an election to participate in the Program unless the Participant elects to cease participation in the Program in accordance with Section 8(a) or 8(b). Unless the Plan Administrator determines otherwise, a Participant shall continue to participate in the Program until the Participant provides notice of his intent to cease participation in the Program to Human Resources in accordance with Section 8(a) or 8(b).

         (d) Purchase of Program Shares.

         (i) A Participant's Cash Contribution shall be credited to a Participant's Account under the Program, and the Participant's Cash Account Balance shall be applied during the next Purchase Period to the purchase of whole Program Shares. No partial shares of Common Stock shall be purchased or delivered under the Program, and any portion of the Cash Account Balance that is not sufficient to purchase a whole share shall remain credited to the Account and shall be applied to the purchase of Program Shares during a subsequent Purchase Period in accordance with the provisions of this
     Section 6.

         (ii) The purchase price per Program Share shall be the Fair Market Value. Fair Market Value means (i) with respect to shares of Common Stock purchased from the Company or a trust or when granting a Related Option, the average of the high and low sales prices of Common Stock on the New York Stock Exchange on the date as of which such value is being determined,
     (ii) with respect to shares of Common Stock purchased on the open market, either the price paid for such shares or if such shares are purchased pursuant to a series of transactions, the weighted average price paid per share and (iii) with respect to shares of Common Stock, some of which are purchased from the Company or a trust and some of which are purchased on the open market, the weighted average purchase price over the Purchase Period, which average shall include the average of the high and low sales prices of Common Stock on the New York Stock Exchange on the date as of which such value is being determined with respect to shares that are purchased from the Company or trust.

         (e) Restrictions and Rights with Respect to Program Shares.

         (i) During the Share Holding Period applicable to a Participant's Program Shares, the Participant shall not be permitted to Transfer the Program Shares, unless such Transfer is permitted in accordance with the Financial Hardship provisions of Section 8(b). Program Shares held in certificate or book entry form shall, to the extent the Plan Administrator deems advisable, contain an appropriate legend or notation indicating this Transfer restriction.

         (ii) During the Share Holding Period, Program Shares shall be held by the Record Keeper for the benefit of the Participant, and the Participant shall have the right to vote such Program Shares and to receive all dividends and other distributions in respect thereof; provided, however, that any dividends shall be held in the Participant's Account until such time as the accumulated dividend amount equals at least $5, and, as soon as practicable thereafter, such dividend amount shall be distributed to the Participant. In the event of a stock split, stock dividend or distribution of property other than cash affecting the Program Shares, the shares of Common Stock received in connection with such stock dividend or stock split and the property received in such distribution shall, unless the Plan Administrator determines otherwise, be subject to the Transfer restrictions set forth in Section 6(e)(i).

         (iii) Following the expiration of the Share Holding Period, all restrictions on the transfer of Program Shares (other than those restrictions imposed by applicable securities laws or the policies on trading of the Company) shall cease, and the Program Shares shall be available to the Participant.

         (iv) Program Shares shall at all times be fully vested and nonforfeitable.





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         7. RELATED OPTION GRANTS.

         (a) Grant of Related Options. On an Option Grant Date, each Participant who acquires Program Shares during the corresponding Purchase Period shall be granted a Related Option under the Stock Option Plan applicable to the Participant to purchase Common Stock. The exercise price per share of the Related Option shall be equal to the Fair Market Value as of the Option Grant Date. The number of shares subject to the Related Option shall equal the number of Program Shares acquired by the Participant during the Purchase Period multiplied by the approved Multiplier.

         (b) Terms and Vesting of Related Options. Unless the Plan Administrator determines otherwise, Related Options shall have a ten-year term and shall vest and become exercisable on the fourth anniversary of the date of grant thereof, provided that the Participant is an employee or a Non-Employee Director of the Company on such anniversary date. Related Options shall be nonqualified stock options and not incentive stock options within the meaning of Section 422 of the Code. The Related Options shall contain such other terms and conditions as may be required by the Stock Option Plan pursuant to which the Related Options are granted or that the Plan Administrator determines to be necessary or advisable.

         (c) Forfeiture of Related Options. Unless the Plan Administrator determines otherwise, a Related Option shall be immediately forfeited without further action by the Company if the Participant Transfers the corresponding Program Shares prior to the expiration of the Share Holding Period, if the Program Shares are delivered to the Participant prior to the end of the Share Holding Period, or pursuant to any forfeiture provision of the Stock Option Plans or related stock option agreement.

         8. TERMINATION OF CASH CONTRIBUTION; FINANCIAL HARDSHIP WITHDRAWAL; EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON THE BOARD; CHANGE OF TOTAL CONTRIBUTION.

         (a) Termination of Cash Contribution. A Participant shall have the right to elect in writing to terminate his Cash Contribution for a Program Year prior to the beginning of such Program Year, provided that notice of such termination is received by Human Resources no later than thirty days prior to the beginning of the applicable Program Year, and such change shall be effective as of the first day of the applicable Program Year. A Participant who participates through payroll deductions shall have the right to elect in writing one time during each Program Year to terminate his Cash Contribution to the Program, which termination shall be effective as soon practicable following receipt by Human Resources of the termination of Cash Contribution request form. The Participant's Cash Account Balance shall be refunded to the Participant as soon as practicable following the receipt of the termination of Cash Contribution request form. Any termination of Cash Contribution election by a Participant shall be irrevocable for that Program Year once made. A Participant who makes a termination of Cash Contribution election for a Program Year shall be precluded from participating in the Program again until the start of the next Program Year, provided that the Participant files a new Enrollment Form for such Program Year in accordance with Section 6(b). No termination of Cash Contribution election by a Participant under this Section 8(a) shall affect any Program Shares purchased on behalf of the Participant prior to the date the termination of Cash Contribution request form is received by the Company.

         (b) Financial Hardship. A Participant may file a written election with the Plan Administrator, in accordance with procedures established by the Plan Administrator for this purpose, to request the Company to deliver to him all or a portion of the Program Shares credited to his Account as a result of Financial Hardship, which shall be determined by the Plan Administrator. Any termination due to a Financial Hardship election shall be irrevocable once received by the Company. If Program Shares are delivered to the Participant as a result of Financial Hardship, all Related Options connected to those Program Shares shall be immediately forfeited as of the date of the delivery of such Program Shares without further action by the Company. In addition, the Participant shall not be eligible to participate in the Program again until the next Program Year following the Program Year during which such delivery occurs, provided that the Participant files a new Enrollment Form for such Program Year in accordance with
Section 6(b).

         Anything in the Program to the contrary notwithstanding, in the event that a Participant makes an election to terminate participation due to Financial Hardship, the Company shall stop deducting the Participant's Cash Contribution, if applicable, and refund the balance of the Participant's Cash Account Balance to the Participant





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as soon as administratively practicable following the date of the approval of the Financial Hardship election. The additional amounts needed with respect to the Financial Hardship may be satisfied from the Program Shares purchased in any Quarterly Participation Period prior to the date of the request. The Program Shares shall be delivered to the Participant on a "last-in first-out" basis as soon as practicable following the date of the receipt of the Financial Hardship request by the Company.

         The Participant must provide to the Plan Administrator a written certification executed by the Participant of the event(s) which constitutes Financial Hardship and the amount necessary to be withdrawn under the Program to alleviate the Financial Hardship. The Plan Administrator shall have the sole discretion to determine whether the evidence presented (i) constitutes a Financial Hardship under the Program and (ii) demonstrates a need for the dollar amount requested by the Participant.

         (c) Termination of Employment or Service on the Board.

         (i) Anything in the Program to the contrary notwithstanding, unless the Plan Administrator determines otherwise, no Program Shares shall be purchased on behalf of a Participant, and no Related Option shall be granted to a Participant, who is not an employee or Non-Employee Director of the Company as of the applicable Purchase Period. Unless the Plan Administrator determines otherwise, in the event that a Participant ceases to be an Eligible Employee but is still an employee of the Company (a "Change in Eligibility Status"), the Cash Contribution shall cease to be collected on the date on which the Change in Eligibility Status is deemed to occur. In addition, the Participant's Cash Account Balance shall be refunded to the Participant as soon as practicable thereafter. No Change in Eligibility Status under this Section 8(c)(i) shall affect any Program Shares purchased on behalf of the Participant prior to the date the Change in Eligibility Status occurs, unless otherwise determined by the Plan Administrator.

         (ii) In the event of a Participant's termination of employment or service on the Board as a Non-Employee Director for any reason, the Company shall pay to the Participant, in a lump sum as soon as practicable following the date of such termination but in no event later than thirty days following the last day of the Quarterly Participation Period coincident with or following the date on which the termination occurs, the full amount of the Participant's Cash Account Balance. In addition, the Program Shares credited to the Participant's Account shall be free of all the restrictions on Transfer. The Participant shall receive a Program notice of termination of employment or service on the Board as a Non-Employee Director as soon as practicable after the end of the month in which the termination occurs. Pursuant to this notice, the Participant shall instruct the Plan Administrator on the disposition of the Participant's Program Shares, and the Plan Administrator shall act upon these instructions no later than thirty days following the last day of the Quarterly Participation Period coincident with or following the date on which the instructions are received.

         (iii) The Cash Contribution shall cease to be deducted from a Participant's Compensation on the date that the Participant begins receiving disability benefit payments as a result of the Participant's long-term disability status under the Company long-term disability plan(s) applicable to such Participant ("Long-Term Disability Status"). The Participant's Cash Account Balance shall be refunded to the Participant as soon as practicable following notice of Long-Term Disability Status to Human Resources. Unless otherwise determined by the Plan Administrator, Program Shares purchased on behalf of a Participant on Long-Term Disability Status shall be free of all the restrictions on Transfer and shall be released to the Participant as soon as practicable following notice of Long-Term Disability Status to Human Resources.

         (iv) The Plan Administrator shall have discretion to determine how approved leaves of absence will be treated under the Program.

         (v) The effect of a Participant's termination of employment or service on the Board as a Non-Employee Director for any reason on the Related Options shall be governed by the terms of the applicable Stock Option Plan and corresponding option agreement.

         (d) Change of Total Contribution. A Participant shall have the right to elect in writing to change the amount of his Total Contribution and/or the form of his Total Contribution for a Program Year one time





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prior to the beginning of each Program Year, provided that notice of such change of Total Contribution is received by the Human Resources no later than thirty days prior to the beginning of the applicable Program Year, and such change shall be effective as of the first day of the applicable Program Year. A Participant who is participating in the Program through payroll deductions shall also be permitted to elect in writing to change the amount of his Total Contribution one time during each Program Year, except in the case of Financial Hardship, as described above, and such change shall become effective as soon as practicable following notice of such change to Human Resources. Except in the case of Financial Hardship described above, in the event that a Participant elects to reduce the amount of his Total Contribution to less than one percent, such election shall be deemed null and void.

         9. ACCOUNTS.

         (a) Establishment of Accounts. The Company shall establish and maintain (or cause to be established and maintained) an Account for each Participant to record increases and decreases in the Participant's Cash Account Balance, Program Shares and Related Options.

         (b) Account Statements. The Company shall provide Participants with a statement of their Account no less frequently than annually.

         (c) Cash Account Balances. The Company shall not be obligated to segregate a Participant's Cash Account Balance from its other assets or to establish any trust or separate fund to hold such Cash Account Balance. No interest shall accrue with respect to a Participant's Cash Account Balance regardless of the period of time for which such Cash Account Balance is held and regardless of whether Program Shares are actually purchased with such Cash Account Balance.

         10. CHANGE IN CONTROL.

         (a) Effect of a Change in Control. In the event of a Change in Control of Omnicare, (i) all Transfer restrictions will immediately lapse on all Program Shares, (ii) the Cash Contributions will cease to be withheld from Participants' Compensation or accepted by the Company, (iii) all purchases of Program Shares on behalf of Participants will terminate and (iv) each Participant's Cash Account Balance will be paid to the Participant as soon as practicable following the date of the Change in Control. The effect of a Change in Control on the Related Options will be governed by the terms and conditions of the Stock Option Plans and the corresponding stock option agreements under which each Related Option is granted.

         (b) Change in Control Defined. For the purposes of this Program, "Change in Control" shall mean the occurrence of one of the following events:

         (i) any Person becomes a beneficial owner, directly or indirectly, of securities of Omnicare representing 15% or more of the combined voting power of Omnicare's then outstanding securities;

         (ii) the merger or consolidation of Omnicare with or into another entity (or other similar reorganization), whether or not Omnicare is the surviving corporation, in which the stockholders of Omnicare immediately prior to the effective date of such transaction own less than 50% of the voting power in the surviving entity;

         (iii) the sale or other disposition of all or substantially all of the assets of Omnicare or a complete liquidation or dissolution of Omnicare; or

         (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the nomination for the election by Omnicare's stockholders of each new director was approved by a vote of at least one-half of the persons who were directors at the beginning of the two-year period.

         For purposes of this definition, a "Person" shall mean any individual, firm, company, partnership, other entity or group, but excluding Omnicare, its Affiliates, any employee benefit plan maintained by Omnicare, or an underwriter temporarily holding securities pursuant to an offering of such securities.

         For purposes of this definition, a Person shall be deemed the "beneficial owner" of any securities (i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (ii) which such Person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities.

         For purposes of this definition, the term "Associate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act, as amended from time to time.

         11. AMENDMENT AND TERMINATION. The Board or Committee may at any time and for any reason suspend, amend or terminate the Program, except that (i) no such termination shall adversely affect Program Shares previously purchased or Related Options previously granted without the Participant's consent, (ii) no Program Shares will be purchased after any such termination and (iii) each Participant's Cash Account Balance will be paid to the Participant as soon as practicable following the date of any such termination.

         12. MISCELLANEOUS PROVISIONS.

         (a) Rights Not Transferable. A Participant's right to participate in the Program may not be subject to any assignment, transfer, pledge or other disposition.

         (b) No Right to Continued Employment. Neither the creation of the Program, the purchase of Program Shares nor the granting of Related Options hereunder shall be deemed to create a condition of employment or right to continued employment with the Company or affect an employee's status as an "employee at will," and each Participant shall be and shall remain subject to discharge by the Company as though the Program had never come into existence.

         (c) Consent to Program. By filing an Enrollment Form with the Company and accepting any Program Share or Related Option or other benefit under the Program, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Program by the Company, the Board or the Plan Administrator.

         (d) Wage and Tax Withholding. Nothing in the Program shall preclude the Company from withholding from a Participant's Compensation or from any other remuneration payable to the Participant the minimum amounts that are required to be withheld under federal, state and local income and payroll tax withholding laws.

         (e) Compliance with Securities Laws. No Program Shares may be purchased under the Program or delivered to a Participant unless and until the Company determines that such purchase and delivery complies with all applicable securities laws. A Related Option may not be exercised, and no shares of Common Stock may be issued in connection with such options, unless the Company determines that the issuance of such shares has been registered under the Securities Act of 1933, as amended.

         (f) Capital Changes. In the event of changes in the Common Stock of Omnicare due to a stock split, reverse stock split, stock dividend, combination, reclassification or like change in Omnicare's capitalization, or in the event of any merger, sale or other reorganization, appropriate adjustments shall be made by the Plan Administrator to preserve the original intent of the Program.

         (g) Beneficiary Designation. In the event of the death of a Participant, the Company shall pay or deliver the Account Balance to the executor or administrator of the estate of the Participant as soon as practicable following the death of the Participant.

         (h) Awards to Individuals Subject to Non-U.S. Jurisdictions. To the extent that Program Shares or Related Options are purchased by or granted to Participants who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Plan Administrator may adjust the terms of the purchases of the Program Shares and the Related Options to the extent reasonably necessary (i) to comply with the laws of such jurisdiction and (ii) to permit the grant of the Related Options and the purchase of the Program Shares not to be a taxable event to the applicable Participant. The authority granted under the previous sentence shall include the discretion of the Plan Administrator to determine whether or not to permit non-U.S. residents to participate in any sub-plans applicable to separate classes of Eligible Employees who are subject to the laws of jurisdictions outside of the United States.

         (i) Expenses. Except as otherwise determined by the Plan Administrator, the costs and expenses of administering and implementing the Program shall be borne by the Company.

         (j) Effective Date. The Program shall become effective on the Effective Date and shall remain in effect until terminated in accordance with Section 11.

         (k) Payment to the Company. Payments in the form of a personal check or a money order shall be made out to Omnicare. Payments in the form of a wire transfer shall be made in accordance with instructions from Human Resources. All such Payments shall be applied during the first Purchase Period of the applicable Program Year.

         (l) Broadly Based Plan. The Program is intended to comply with the requirements to be a "broadly based" plan as provided in Section 3.12 of the New York Stock Exchange, Inc. Listed Company Manual, as amended from time to time, and the Plan Administrator shall have the authority to take any action necessary to comply with these requirements.

         (m) Governing Law. The validity, construction and effect of the Program, any rules and regulations relating to the Program, and any option or share documentation shall be determined in accordance with the laws of Delaware applicable to contracts executed and performed within such state and without giving effect to principles of conflicts of laws.